Exhibit 10.1
THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.
RESTRUCTURING SUPPORT AGREEMENT
This RESTRUCTURING SUPPORT AGREEMENT (including all exhibits, annexes, and schedules hereto in accordance with Section 15.02, this “Agreement”) is made and entered into as of January 31, 2023 (the “Execution Date”), by and among the following parties (each of the following described in sub-clauses (i) through (vi) of this preamble, collectively, the “Parties”):1
i.Invacare Corporation, a company incorporated under the Laws of Ohio (“Invacare”), and each of its Affiliates listed on Exhibit A to this Agreement (including the Debtors and the Guarantor/Obligor Subsidiaries) that has executed and delivered counterpart signature pages to this Agreement to counsel to the Consenting Stakeholders (the Entities in this clause (i), collectively, the “Company Parties”);
ii.Certain funds managed by Highbridge Capital Management, LLC that hold Term Loan Claims (the “Consenting Term Loan Lender”);
iii.Certain funds managed by Highbridge Capital Management, LLC that hold Secured Notes Claims (the “Consenting Secured Noteholders” and together with the Consenting Term Loan Lender, “Highbridge”)
iv.the undersigned holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold ABL Claims that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (the Entities in this clause (iv), collectively, the “Consenting ABL Lenders”);
v.the undersigned holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold, 5.00% Series I Convertible Notes Claims that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (the Entities in this clause (v), collectively, the “Consenting 5.00% Series I Convertible Noteholders”);
vi.the undersigned holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold, 5.00% Series II Convertible Notes Claims that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (the Entities in this clause (vi), collectively, the “Consenting 5.00% Series II Convertible Noteholders”);
1    Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meanings ascribed to them in Section 1.

vii.the undersigned holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold, 4.25% Convertible Note Claims that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (the Entities in this clause (vii), collectively, the “Consenting 4.25% Convertible Noteholders,” and together with the Consenting 5.00% Series I Convertible Noteholders and the Consenting 5.00% Series II Convertible Noteholders, and Azurite (as defined herein), the “Consenting Unsecured Noteholders”); and
viii.Azurite Management LLC (“Azurite” and collectively with the Consenting Term Loan Lender, Consenting Secured Noteholders, the Consenting ABL Lenders, and the Consenting Unsecured Noteholders, the “Consenting Stakeholders”), in its capacity as a Consenting Unsecured Noteholder.
RECITALS
WHEREAS, the Company Parties and the Consenting Stakeholders have in good faith and at arm’s length negotiated or been apprised of certain restructuring transactions with respect to the Company Parties on the terms set forth in this Agreement and as specified in the term sheet attached as Exhibit B hereto (the “Restructuring Term Sheet” and, such transactions as described in this Agreement and the Restructuring Term Sheet, the “Restructuring Transactions”);
WHEREAS, the Company Parties intend to implement the Restructuring Transactions through the commencement by the Debtors of voluntary cases under chapter 11 of the Bankruptcy Code in the Bankruptcy Court (such cases commenced, the “Chapter 11 Cases”);
WHEREAS, the Parties have agreed to take certain actions in support of the Restructuring Transactions on the terms and conditions set forth in this Agreement and the Restructuring Term Sheet;
WHEREAS, Highbridge has agreed to provide the DIP Term Loan Facility pursuant to the terms and conditions to be set forth in the DIP Order and the DIP Term Loan Credit Agreement;
WHEREAS, the Consenting ABL Lenders have agreed to provide the DIP ABL Facility pursuant to the terms and conditions to be set forth in the DIP Order and the DIP ABL Credit Agreement;
WHEREAS, the Debtors and Highbridge have reached an agreement for the consensual use of Cash Collateral (as defined in the Bankruptcy Code) pursuant to the terms and conditions set forth in the DIP Order and the DIP Term Loan Credit Agreement;
WHEREAS, the Debtors and the Consenting ABL Lenders have reached an agreement for the consensual use of Cash Collateral (as defined in the Bankruptcy Code) pursuant to the terms and conditions set forth in the DIP Order and the DIP ABL Credit Agreement; and
WHEREAS, the Consenting Unsecured Noteholders have committed to backstop the Rights Offering, on the terms and conditions set forth in this Agreement, the Restructuring Term Sheet and the Backstop Commitment Agreement.
NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT
Section 1.Definitions and Interpretation.
1.01.Definitions. The following terms shall have the following definitions:
“4.25% Convertible Notes” means the 4.25% Convertible Senior Notes due 2026 issued by Invacare Corporation under the 4.25% Convertible Notes Indenture.
“4.25% Convertible Notes Claim” means any Claim against a Company Party arising under, derived from, secured by, based on, or related to the 4.25% Convertible Notes.
“4.25% Convertible Notes Indenture” means that certain indenture, dated as of March 16, 2021, as may be amended, amended and restated, or otherwise supplemented from time to time, by and between Invacare Corporation, as issuer, and Computershare Trust Company, N.A. (as successor to Wells Fargo Bank, National Association), as trustee, governing the 4.25% Convertible Notes.
“5.00% Series I Convertible Notes” means the 5.00% Convertible Senior Exchange Notes due 2024 issued by Invacare Corporation under the 5.00% Series I Convertible Notes Indenture.
“5.00% Series I Convertible Notes Claim” means any Claim against a Company Party arising under, derived from, secured by, based on, or related to the 5.00% Series I Convertible Notes.
“5.00% Series I Convertible Notes Indenture” means that certain indenture, dated as of November 19, 2019, as may be amended, amended and restated, or otherwise supplemented from time to time, by and between Invacare Corporation, as issuer, and Computershare Trust Company, N.A. (as successor to Wells Fargo Bank, National Association), as trustee, governing the 5.00% Series I Convertible Notes.
“5.00% Series II Convertible Notes” means the 5.00% Series II Convertible Senior Exchange Notes due 2024 issued by Invacare Corporation under the 5.00% Series II Convertible Notes Indenture.
“5.00% Series II Convertible Notes Claim” means any Claim against a Company Party arising under, derived from, secured by, based on, or related to the 5.00% Series II Convertible Notes.
“5.00% Series II Convertible Notes Indenture” means that certain indenture, dated as of June 4, 2020, as may be amended, amended and restated, or otherwise supplemented from time to time, by and between Invacare Corporation, as issuer, and Computershare Trust Company, N.A. (as successor to Wells Fargo Bank, National Association), as trustee, governing the 5.00% Series II Convertible Notes.
“ABL Claims” means any Claim on account of the ABL Loans.
“ABL Credit Agreement” means that certain second amended and restated revolving credit and security agreement dated as of July 26, 2022, as may be amended, amended and restated, or otherwise supplemented from time to time, by and among Invacare Corporation, as borrower, certain Company Parties as borrowers and guarantors party thereto, PNC Bank, National Association, as lender and agent, and the other lenders party thereto.

“ABL Lenders” has the meaning given to the term “Lenders” in the ABL Credit Agreement.
“ABL Loans” means the revolving loans borrowed under and on the terms set forth in the ABL Credit Agreement.
“Affiliate” means, with respect to any specified Entity, any other Entity directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Entity. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”), as used with respect to any Entity, shall mean the possession, directly or indirectly, of the right or power to direct or cause the direction of the management or policies of such Entity, whether through the ownership of voting securities, by agreement, or otherwise.
“Agent” means any administrative agent, collateral agent, or similar Entity under the Term Loan Agreement, the ABL Credit Agreement, the DIP Term Loan Facility and/or the DIP ABL Facility, including any successors thereto.
“Agents/Trustees” means, collectively, each of the Agents and Trustees.
“Agreement” has the meaning set forth in the preamble to this Agreement and, for the avoidance of doubt, includes all the exhibits, annexes, and schedules hereto in accordance with Section 15.02 (including the Restructuring Term Sheet).
“Agreement Effective Date” means the date on which the conditions set forth in Section 2 have been satisfied or waived by the appropriate Party or Parties in accordance with this Agreement; provided that the Agreement Effective Date with respect to any Consenting Stakeholder that becomes party to this Agreement through execution of a Joinder or a Transfer Agreement shall be the date that such Consenting Stakeholder executes such Joinder or Transfer Agreement.
“Agreement Effective Period” means, with respect to a Party, the period from the Agreement Effective Date to the Termination Date applicable to that Party.
“Alternative Restructuring Proposal” means any plan, inquiry, proposal, offer, bid, term sheet, discussion, or agreement (in each case whether oral or written) with respect to: (a) a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, liquidation, asset sale, share issuance, consent solicitation, exchange offer, tender offer, recapitalization, plan of reorganization, share exchange, business combination, joint venture or similar transaction involving any one or more Company Parties or the debt, equity, or other interests in any one or more Company Parties or any Affiliates thereof that, in each case, is not expressly contemplated by this Agreement; or (b) any other transaction involving one or more Company Parties or any Affiliates thereof that is an alternative to and/or inconsistent with one or more of the Restructuring Transactions.
“Azurite” has the meaning set forth in the preamble of this Agreement.
“Backstop Commitment” means the Backstop Parties’ commitment to backstop the Rights Offering on the terms and conditions set forth in the Restructuring Term Sheet and the Backstop Commitment Agreement.
“Backstop Commitment Agreement” means that certain backstop commitment agreement, dated as of the Execution Date, by and among the Backstop Parties and Invacare, as may be amended, supplemented, or modified from time to time, setting forth, among other things, the terms and conditions of the Rights Offering, the Backstop Commitments, and the payment of the Backstop Premium, and is attached as Exhibit C to this Agreement.
“Backstop Parties” has the meaning set forth in the Restructuring Term Sheet.
“Backstop Premium” means the premium payable on, and as a condition to, the Plan Effective Date, to the Backstop Parties in consideration for the Backstop Commitment on the terms set forth in the Restructuring Term Sheet and the Backstop Commitment Agreement.
“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended.
“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas (Houston Division) presiding over the Chapter 11 Cases or, in the event of any withdrawal of reference under 28 U.S.C. § 157, the United States District Court for the Southern District of Texas.
“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and the local rules and general orders of the Bankruptcy Court, as in effect on the Petition Date, if applicable, together with all amendments and modifications thereto subsequently made applicable to the Chapter 11 Cases.
“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York.
“Cash Collateral” has the meaning set forth in section 363(a) of the Bankruptcy Code.
“Causes of Action” means any Claims, Interests, damages, remedies, causes of action, demands, rights, actions, controversies, proceedings, agreements, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, Liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, whether arising before, on, or after the Petition Date, in contract, tort, Law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by Law or in equity; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any avoidance actions arising under chapter 5 of the Bankruptcy Code or under similar local, state, federal, or foreign statutes and common law, including fraudulent transfer laws.
“Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.
“Claim” has the meaning ascribed to it in section 101(5) of the Bankruptcy Code.
“Company Claims/Interests” means any Claim against, or Interest in, a Company Party, including without limitation the DIP Term Loan Claims, the Term Loan Claims, the DIP ABL Claims, the ABL Claims, the Secured Notes Claims, and the Convertible Notes Claims.
“Company Parties” has the meaning set forth in the preamble to this Agreement.

“Confidentiality Agreement” means an executed confidentiality agreement, including with respect to the issuance of a “cleansing letter” or other public disclosure of material non-public information agreement, in connection with any proposed Restructuring Transactions.
“Confirmation Hearing” means the hearing to be held by the Bankruptcy Court on confirmation of the Plan, pursuant to Bankruptcy Rule 3020(b)(2) and sections 1128 and 1129 of the Bankruptcy Code, as such hearing may be continued from time to time.
“Confirmation Order” means the order(s) entered by the Bankruptcy Court in the Chapter 11 Cases confirming the Plan.
“Consenting ABL Lenders” has the meaning set forth in the preamble of this Agreement.
“Consenting Unsecured Noteholders” has the meaning set forth in the preamble of this Agreement.
“Consenting Secured Noteholders” has the meaning set forth in the preamble of this Agreement.
“Consenting Stakeholders” has the meaning set forth in the preamble to this Agreement.
“Consenting Term Loan Lender” has the meaning set forth in the preamble to this Agreement.
“Convertible Notes” means, collectively, the 4.25% Convertible Notes, 5.00% Series I Convertible Notes, and 5.00% Series II Convertible Notes.
“Convertible Notes Claims” means, collectively, the 4.25% Convertible Notes Claims, 5.00% Series I Convertible Notes Claims, and 5.00% Series II Convertible Notes Claims.
“Debtors” means the Company Parties that commence the Chapter 11 Cases identified as Debtor Entities on Exhibit A.
“Definitive Documents” has the meaning set forth in Section 3.01.
“DIP ABL Agent” means PNC Bank, National Association, as administrative agent and collateral agent under the DIP ABL Facility, or any successor administrative agents thereunder.
“DIP ABL Claims” means any Claim on account of the DIP ABL Facility.
“DIP ABL Credit Agreement” means that certain superpriority secured debtor-in-possession credit agreement that governs the DIP ABL Facility (as may be amended, supplemented, or otherwise modified from time to time) dated on or around the date hereof by and among Invacare Corporation, as borrower, the Debtor guarantors that are party thereto, the DIP ABL Lenders, and the DIP ABL Agent, in form and substance substantially consistent with the form of DIP ABL Credit Agreement attached to this Agreement as Exhibit D.
“DIP ABL Documents” means, collectively, the DIP Orders, the DIP ABL Credit Agreement and any and all other agreements, documents, and instruments delivered or to be entered into in connection therewith, including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, and other security documents.

“DIP ABL Facility” means that certain superpriority secured debtor-in-possession facility in accordance with the terms and conditions set forth in the DIP ABL Credit Agreement.
“DIP ABL Lenders” means the lenders party to the DIP ABL Credit Agreement with respect to the DIP ABL Facility.
“DIP Term Loan Agents” means Cantor Fitzgerald Securities, as administrative agent and GLAS Trust Corporation Limited, as collateral agent under the DIP Term Loan Facility, or any successor agents thereunder.
“DIP Term Loan Claims” means any Claim on account of the DIP Term Loan Facility.
“DIP Term Loan Credit Agreement” means that certain superpriority secured debtor-in-possession credit agreement that governs the DIP Term Loan Facility (as may be amended, supplemented, or otherwise modified from time to time) dated on or around the date hereof, by and among Invacare Corporation, as borrower, the Debtor guarantors that are party thereto, the DIP Term Loan Lenders, and the DIP Term Loan Agents, in form and substance substantially consistent with the form of DIP Term Loan Credit Agreement attached to this Agreement as Exhibit E.
“DIP Term Loan Documents” means, collectively, the DIP Orders, the DIP Term Loan Credit Agreement and any and all other agreements, documents, and instruments delivered or to be entered into in connection therewith, including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, and other security documents.
“DIP Term Loan Facility” means that certain superpriority secured debtor-in-possession facility in accordance with the terms and conditions set forth in the DIP Term Loan Credit Agreement.
“DIP Term Loan Lenders” means the lenders party to the DIP Term Loan Credit Agreement with respect to the DIP Term Loan Facility.
“DIP Motion” means the motion filed by the Debtors seeking entry of the DIP Orders, together with all exhibits thereto and any declarations, affidavits or other documents filed in connection with such motion.
“DIP Orders” means, collectively, the Interim DIP Order, the Final DIP Order, and any other orders entered in the Chapter 11 Cases authorizing debtor-in-possession financing or the use of Cash Collateral.
“Disclosure Statement” means the disclosure statement with respect to the Plan and any exhibits and schedules thereto, as may be amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.
“Disclosure Statement Order” means an order entered by the Bankruptcy Court approving the Disclosure Statement and Solicitation Materials as containing, among other things, “adequate information” as required by sections 1125 and 1126(b) of the Bankruptcy Code, the solicitation procedures related thereto, and granting the other relief requested in the motion to approve the Disclosure Statement.
“Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.
“Execution Date” has the meaning set forth in the preamble to this Agreement.

“Exit ABL Facilities” shall mean the Exit NA ABL Facility and the Exit EMEA ABL Facility (each as defined in the Restructuring Term Sheet).
“Exit ABL Documents” shall mean the credit agreements for the Exit ABL Facilities, and all other agreements, documents and instruments delivered or to be entered into in connection therewith, including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, and other security documents.
“Exit Secured Convertible Notes” shall have the meaning set forth in the Restructuring Term Sheet.
“Exit Secured Convertible Notes Documents” shall mean any indenture for the Exit Secured Convertible Notes, and all other agreements, documents and instruments delivered or to be entered into in connection therewith, including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, and other security documents.
“Exit Term Loan Facility” shall have the meaning set forth in the Restructuring Term Sheet.
“Exit Term Loan Documents” shall mean the credit agreement for the Exit Term Loan Facility, and all other agreements, documents and instruments delivered or to be entered into in connection therewith, including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, and other security documents.
“File, Filed, or Filing” means file, filed, or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.
“Final DIP Order” means the order entered in the Chapter 11 Cases authorizing, among other things, the Debtors’ entry into the DIP Term Loan Facility and DIP ABL Facility on a final basis.
“First Day Pleadings” means the motions, declarations, pleadings and all other documents that the Debtors File on or around the Petition Date requesting certain emergency relief, or supporting the request for such relief, and to be heard at the “first day” hearing.
“General Unsecured Claim” means any Unsecured Claim against any of the Debtors that is not: (a) paid in full prior to the Plan Effective Date pursuant to an order of the Bankruptcy Court; (b) a DIP Claim, (c) an Administrative Claim; (d) an Other Secured Claim; (e) an Other Priority Claim; (f) a Term Loan Claim; (g) an ABL Claim; (h) a Secured Notes Claim; (i) an Unsecured Notes Claims; (j) an Intercompany Claim; or (k) a Section 510(b) Claim.
“Guarantor/Obligor Subsidiaries” means each Company Party, other than a Debtor Entity, that is a direct or indirect subsidiary of Invacare that is an obligor or guarantor under the Term Loan Agreement, Secured Tranche I Convertible Notes Indenture, Secured Tranche II Convertible Notes Indenture, or ABL Credit Agreement as of the Execution Date of each, including each such subsidiary set forth on Exhibit A as a Guarantor/Obligor Subsidiary.
“Highbridge” has the meaning set forth in the preamble of this Agreement.
“Intercompany Interests” means an Interest in a Debtor held by a Debtor or an Affiliate of a Debtor.
“Interests” means any equity security (as defined in section 101(16) of the Bankruptcy Code) of a Debtor, and including all common stock, preferred stock, limited partner interests,

general partner interests, limited liability company interests, and any other equity, ownership, beneficial or profits interests in any of the Debtors, whether or not transferable, and options, warrants, rights, or other securities, agreements or interests to acquire or subscribe for, or which are exercisable, convertible or exchangeable into or for the shares (or any class thereof) of, common stock, preferred stock, limited partner interests, general partner interests, limited liability company interests, or other equity, ownership, beneficial or profits interests in or of any Debtor, contractual or otherwise (in each case whether or not arising under or in connection with any employment agreement).
“Interim DIP Order” means the order entered in the Chapter 11 Cases authorizing, among other things, the Debtors’ entry into the DIP Term Loan Facility and DIP ABL Facility on an interim basis.
“Invacare” has the meaning set forth in the preamble of this Agreement.
“Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).
“Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.
“Management Incentive Plan” has the meaning set forth in the Restructuring Term Sheet.
“Milestones” means the applicable milestones set forth in Section 4 of this Agreement, as they may be extended in accordance with Section 4.01 of this Agreement.
“New Common Equity” means the common stock, limited liability company membership units, or functional equivalent thereof of Reorganized Invacare to be issued on the Plan Effective Date subject to the terms and conditions set forth in the Restructuring Term Sheet and the New Organizational Documents.
“New Organizational Documents” means any document that may be included with the Plan Supplement with respect to the governance of any of the reorganized Company Parties following the consummation of the Restructuring Transactions, and any certificates of formation, charters, certificates or articles of incorporation, bylaws, operating agreements, limited liability company agreements or other applicable organizational documents or charter documents and any shareholder agreements or other shareholder documents.
“New Preferred Equity” shall have the meaning set forth in the Restructuring Term Sheet.
“Noteholder Ad Hoc Group” means the ad hoc group of certain holders of the Convertible Notes represented by Brown Rudnick LLP,GLC Advisors & Co., LLC, and Norton Rose Fulbright US LLP.
“Parties” has the meaning set forth in the preamble to this Agreement.
“Permitted Transfer” means each Transfer of Company Claims/Interests which meets the requirements of Section 9.01.
“Permitted Transferee” means each transferee of any Company Claims/Interests who meets the requirements of Section 9.01.

“Person” has the meaning ascribed to such term in section 101(41) of the Bankruptcy Code.
“Petition Date” means the first date any of the Company Parties commences a Chapter 11 Case.
“Plan” means the joint plan of reorganization, including any exhibits and schedules thereto, Filed by the Debtors under chapter 11 of the Bankruptcy Code that embodies the Restructuring Transactions (as may be amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement).
“Plan Effective Date” means the date upon which all conditions precedent to the effectiveness of the Plan have been satisfied or waived in accordance with the terms of this Agreement and the Plan, and on which the Restructuring Transactions become effective or are consummated.
“Plan Supplement” means the compilation of documents and forms and/or term sheets of documents, schedules, and exhibits to the Plan, which shall be Filed by the Debtors prior to the Confirmation Hearing, and additional documents Filed with the Bankruptcy Court prior to the Plan Effective Date as amendments to the Plan Supplement.
“Qualified Marketmaker” means an Entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Company Claims/Interests (or enter with customers into long and short positions in Company Claims/Interests), in its capacity as a dealer or market maker in Company Claims/Interests and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).
“Reorganized Debtor” means a Debtor, or any successor or assign thereto, by merger, consolidation, reorganization, or otherwise, in the form of a corporation, limited liability company, partnership, or other form, as the case may be, on and after the Plan Effective Date, including Invacare.
“Reorganized Invacare” means (x) Invacare as a Reorganized Debtor or (y) a new corporation or limited liability company that will be formed to, among other things, directly or indirectly acquire substantially all of the assets and/or stock of the Debtors and issue the New Common Equity to be distributed pursuant to the Plan.
“Required Consenting ABL Lenders” means, as of the relevant date, Consenting ABL Lenders holding at least 50.01% of the aggregate outstanding principal amount of ABL Loans that are held by Consenting ABL Lenders at the relevant time.
“Required Consenting Unsecured Noteholders” means, as of the relevant date, Consenting Unsecured Noteholders holding at least 50.01% of the aggregate outstanding principal amount of Convertible Notes that are held by Consenting Unsecured Noteholders at the relevant time. For the avoidance of doubt, any decision of the Required Consenting Unsecured Noteholders shall be made only after consultation with all Consenting Unsecured Noteholders, including, but not limited to, Azurite.
“Required Consenting Stakeholders” means the Consenting Term Loan Lender, the Required Consenting ABL Lenders, the Required Consenting Unsecured Noteholders, and the Consenting Secured Noteholders.

“Respiratory Business Asset Purchase Agreement” means that certain Asset Purchase Agreement, dated January 27, 2023, by and between Invacare Corporation, as seller, and Ventec Life Systems, Inc. (“Ventec”), as purchaser.
“Respiratory Business Asset Sale Transaction” means the sale by Invacare Corporation of all of its assets with respect to the respiratory business (which assets are more fully described in the Respiratory Business Asset Purchase Agreement) free and clear of all liens, claims and encumbrances, in accordance with the terms and conditions of the Respiratory Business Asset Purchase Agreement.
“Restructuring Term Sheet” has the meaning set forth in the recitals to this Agreement.
“Restructuring Transactions” has the meaning set forth in the recitals to this Agreement.
“Rights Offering” has the meaning set forth in the Restructuring Term Sheet.
“Rights Offering Documents” means collectively, the Backstop Commitment Agreement, the Rights Offering Procedures, and any and all other agreements, documents, and instruments as amended, delivered, or entered into in connection with the Rights Offering.
“Rights Offering Procedures” means those certain rights offering procedures with respect to the Rights Offering, which rights offering procedures shall be set forth in the Rights Offering Documents.
“Rules” means Rule 501(a)(1), (2), (3), and (7) of the Securities Act.
“Sale” means a sale of all, substantially all, or a material portion of the Debtors’ (and if applicable other Company Parties’) assets or equity interests pursuant to section 363 of the Bankruptcy Code or the Plan, including pursuant to a credit bid under section 363(k) of the Bankruptcy Code.
“Sale Order” means an order entered by the Bankruptcy Court approving a Sale pursuant to the applicable purchase agreement.
“Sale Toggle Event” has the meaning set forth in Section 12.03(d).
“Secured Notes” means, collectively, the Secured Tranche I Convertible Notes and Secured Tranche II Convertible Notes.
“Secured Notes Claims” means, collectively, the Secured Tranche I Convertible Notes Claims and Secured Tranche II Convertible Notes Claims.
“Secured Tranche I Convertible Notes” means the 5.68% Convertible Senior Secured Notes due 2026, Tranche I, issued by Invacare Corporation under the Secured Tranche I Convertible Notes Indenture.
“Secured Tranche I Convertible Notes Claim” means any Claim against a Company Party arising under, derived from, secured by, based on, or related to the Secured Tranche I Convertible Notes.
“Secured Tranche I Convertible Notes Indenture” means that certain indenture, dated as of July 26, 2022, as may be amended, amended and restated, or otherwise supplemented from time to time, by and between Invacare Corporation, as issuer, and Computershare Trust Company, N.A., as trustee, governing the Secured Tranche I Convertible Notes.
“Secured Tranche II Convertible Notes” means the 5.68% Convertible Senior Secured Notes due 2026, Tranche II, issued by Invacare Corporation under the Secured Tranche II Convertible Notes Indenture.
“Secured Tranche II Convertible Notes Claim” means any Claim against a Company Party arising under, derived from, secured by, based on, or related to the Secured Tranche II Convertible Notes.
“Secured Tranche II Convertible Notes Indenture” means that certain indenture, dated as of July 26, 2022, as may be amended, amended and restated, or otherwise supplemented from time to time, by and between Invacare Corporation, as issuer, and Computershare Trust Company, N.A., as trustee, governing the Secured Tranche II Convertible Notes.
“Securities Act” means the Securities Act of 1933, as amended.
“Solicitation Materials” means all solicitation materials in respect of the Plan.
“Term Loan Agreement” means that certain credit agreement, dated as of July 26, 2022, as may be amended, amended and restated, or otherwise supplemented from time to time, between Invacare Corporation, as borrower, the lenders party thereto, Cantor Fitzgerald Securities, as administrative agent, and Glas Trust Corporation Limited, as collateral agent.
“Term Loan Claims” means any Claim on account of the Term Loans.
“Term Loans” means loans outstanding under the Term Loan Agreement.
“Termination Date” means the date on which termination of this Agreement as to a Party is effective in accordance with Sections 12.01, 12.02, 12.03, 12.04 or 12.05.
“Transaction Expenses” means all reasonable and documented prepetition and postpetition out-of-pocket fees and expenses of: (i) Highbridge (including the reasonable fees and expenses of the advisors to Highbridge, including Davis Polk & Wardwell LLP and Ducera Partners LLC accrued since the inception of their respective engagements and not previously paid by, or on behalf of, the Company Parties) (ii) the Noteholder Ad Hoc Group (including the reasonable fees and expenses of the advisors to the Noteholder Ad Hoc Group, including Brown Rudnick LLP, GLC Advisors & Co., LLC, and Norton Rose Fulbright US LLP accrued since the inception of their respective engagements and not previously paid by, or on behalf of, the Company Parties), and (iii) Azurite (including the reasonable fees and expenses of advisors to Azurite, including Latham & Watkins LLP and local counsel), in each case incurred in connection with the Debtors, this Agreement, the Definitive Documents and the transactions contemplated hereby and thereby.
“Transfer” means to sell, resell, reallocate, use, pledge, assign, transfer, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions).
“Transfer Agreement” means an executed form of the transfer agreement providing, among other things, that a transferee is bound by the terms of this Agreement and substantially in the form attached hereto as Exhibit F.

“Trustee” means any indenture trustee, collateral trustee, or other trustee or similar Entity under the Convertible Notes and the Secured Notes.
1.02.Interpretation. For purposes of this Agreement:
(a)in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;
(b)capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;
(c)unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;
(d)unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time; provided that any capitalized terms herein which are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date hereof;
(e)unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;
(f)the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;
(g)captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;
(h)references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws;
(i)the use of “include” or “including” is without limitation, whether stated or not;
(j)the phrase “counsel to the Company Parties” refers to Kirkland & Ellis LLP and McDonald Hopkins LLC;
(k)the phrase “counsel to Highbridge,” “counsel to the Consenting Term Loan Lender” or “counsel to the Consenting Secured Noteholders” refers in this Agreement to counsel specified in Section 15.10(b);
(l)the phrase “counsel to the Noteholder Ad Hoc Group” refers in this Agreement to counsel specified in Section 15.10(c);
(m)the phrase “counsel to the Consenting ABL Lenders” refers in this Agreement to counsel specified in Section 15.10(d);

(n)the phrase “counsel to Azurite” refers in this Agreement to counsel specified in Section 15.10(e); and
(o)the phrase “counsel to the Parties” refers in this Agreement collectively to counsel specified in Section 15.10.
Section 2.Effectiveness of this Agreement. This Agreement shall become effective and binding upon each of the Parties at 12:00 a.m., prevailing Eastern Standard Time, on the Agreement Effective Date, which is the date on which all of the following conditions have been satisfied or waived in accordance with this Agreement:
(a)each of the Company Parties shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties;
(b)the following shall have executed and delivered counterpart signature pages of this Agreement:
(i)the Consenting Term Loan Lender;
(ii)holders of at least 66.67% of the aggregate outstanding principal amount of the ABL Loans;
(iii)the Consenting Secured Noteholders; and
(iv)holders of at least 66.67% of the aggregate outstanding principal amount of the Convertible Notes.
(c)counsel to the Company Parties shall have given notice to counsel to the Consenting Stakeholders in the manner set forth in Section 15.10 hereof (by email or otherwise) that the other conditions to the Agreement Effective Date set forth in this Section 2(a) have occurred.
Section 3.Definitive Documents.
3.01.The definitive documents governing the Restructuring Transactions shall include the following (the “Definitive Documents”):
(a)the Plan;
(b)the Confirmation Order;
(c)the Disclosure Statement and Solicitation Materials (including any motion seeking either approval of the Disclosure Statement or combined or conditional approval of the Disclosure Statement and/or Plan);
(d)the Disclosure Statement Order;
(e)the First Day Pleadings and all orders sought pursuant thereto;
(f)the “second day” pleadings that the Company Parties determine, in consultation with the Consenting Stakeholders, are necessary or desirable to file (excluding any “retention applications,” except to the extent that such retention application seeks payment for, or authorization for the Debtors to pay, a success, transaction or similar fee);
(g)the Plan Supplement;
(h)the DIP Motion, DIP Orders, DIP Term Loan Credit Agreement, DIP ABL Credit Agreement and any and all other DIP Term Loan Documents and DIP ABL Documents and related documentation;
(i)the Backstop Commitment Agreement, Rights Offering Procedures, and any and all other Rights Offering Documents and related documentation;
(j)the New Preferred Equity and all documentation required to implement, issue, and distribute the New Preferred Equity, including all agreements, instruments and documents evidencing or granting any security interests in and liens on any intercompany claims for the benefit of New Intermediate Holding Company (as defined in the Restructuring Term Sheet) and any filings in respect thereof;
(k)the Management Incentive Plan;
(l)the New Organizational Documents and all other documents or agreements for the governance of Reorganized Invacare, including any certificates of incorporation and shareholders’ agreement or supplements as may be reasonably necessary or advisable to implement the Restructuring Transactions and any and all documentation required to implement, issue, and distribute the New Common Equity;
(m)the Exit Term Loan Documents;
(n)the Exit Secured Convertible Notes Documents;
(o)the Exit ABL Documents;
(p)agreements, motions, pleadings, briefs, applications, orders and other filings with the Bankruptcy Court with respect to the rejection, assumption and/or assumption and assignment of material executory contracts and unexpired leases (provided that (i) any contract related to the BAN business or BAN equipment, (ii) any contract between the company Parties and Birlasoft Solutions Inc. and (iii) any contract related to the asset sale transaction with respect to the Company Parties’ respiratory business shall be material contracts); and
(q)any other material (with materiality determined in the reasonable discretion of the advisors to Highbridge and the advisors to the Noteholder Ad Hoc Group, in consultation with the advisors to the Company Parties and Azurite) agreements, motions, pleadings, briefs, applications, orders and other filings with the Bankruptcy Court (including any documentation related to any equity or debt investment or offering with respect to any Company Party and any “key employee” retention or incentive plan); and
(r)such other material (with materiality determined in the reasonable discretion of the advisors to Highbridge and the advisors to the Noteholder Ad Hoc Group, in consultation with the advisors to the Company Parties and Azurite) motions, orders, agreements and documentation reasonably desired or necessary to consummate and document the transactions contemplated by this Agreement, the Restructuring Term Sheet and the Plan.
3.02.The Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date remain subject to negotiation and completion. Upon completion, the

Definitive Documents and every other document, deed, agreement, filing, notification, letter or instrument related to the Restructuring Transactions shall contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement (and shall be in form and substance reasonably acceptable in all respects to the Company Parties, Highbridge, and the Required Consenting Unsecured Noteholders, including any modifications, amendments or supplements thereto in accordance with Section 13; provided that (i) the DIP Term Loan Documents, the DIP ABL Documents, the Plan, the Confirmation Order, the Exit ABL Documents, the Exit Term Loan Documents and the Exit Secured Convertible Notes Documents shall be in form and substance acceptable to Highbridge, (ii) the DIP ABL Documents shall be acceptable in all respects to the Required Consenting ABL Lenders; provided further that the Management Incentive Plan shall be in form and substance acceptable to Highbridge, the Required Consenting Unsecured Noteholders, and the Chief Executive Officer of the Debtors, and (iii) any Definitive Documents that solely or disproportionately affect the rights of Azurite relative to the rights set forth in this Agreement and the Restructuring Term Sheet shall be in form and substance acceptable to Azurite.
Section 4.Milestones.
4.01.The Debtors shall implement the Restructuring Transactions in accordance with the following milestones unless extended in writing by Highbridge and the Required Consenting Unsecured Noteholders (email from respective counsel to such Parties being sufficient):
(a)no later than January 31, 2023, the Petition Date shall have occurred;
(b)no later than the Petition Date, the Debtors shall have Filed the draft Plan with the Bankruptcy Court;
(c)no later than three (3) days after the Petition Date, the Bankruptcy Court shall have entered the Interim DIP Order;
(d)no later than ten (10) Business Days after the Petition Date, the Debtors shall have filed (i) the Disclosure Statement, (ii) a motion seeking entry of the Disclosure Statement Order and (iii) a motion seeking approval of the fees and expenses of the Backstop Parties in connection with the Backstop Commitment Agreement;
(e)no later than thirty-five (35) days after the Petition Date, the Bankruptcy Court shall have entered the Final DIP Order;
(f)no later than sixty (60) days after the Petition Date, the Bankruptcy Court shall have entered (i) the Disclosure Statement Order, (ii) an order approving the fees and expenses of the Backstop Parties in connection with the Backstop Commitment Agreement and (iii) an order approving the Rights Offering Procedures;
(g)no later than twenty (20) Business Days after the subscription commencement date, the Debtors shall have ended the subscription period for the Rights Offering;
(h)no later than one hundred and five (105) days after the Petition Date, the Bankruptcy Court shall have entered (i) the Confirmation Order and (ii) an order approving the Backstop Commitment Agreement;
(i)no later than one hundred and twenty (120) days after the Petition Date, the Plan Effective Date shall have occurred; provided however, that such date may be extended for an additional one (1) month period, solely to the extent that the Company Parties have otherwise complied with the terms of this Agreement, the Definitive Documents and all other events and actions necessary for the occurrence of the Plan Effective Date has occurred other than the receipt of regulatory or other approval of a government entity or unit necessary for the occurrence of the Plan Effective Date.
Section 5.Commitments of the Consenting Stakeholders.
5.01.General Commitments, Forbearances, and Waivers.
(a)Subject to Section 6.01 below, during the Agreement Effective Period, each Consenting Stakeholder agrees, severally and not jointly, in respect of all of its Company Claims/Interests, to:
(i)support the Restructuring Transactions and vote and exercise any powers or rights available to it (including in any board, shareholders’, or creditors’ meeting or in any process requiring voting or approval to which they are legally entitled to participate) in each case in favor of any matter requiring approval to the extent reasonably necessary to implement the Restructuring Transactions in accordance with this Agreement and the Definitive Documents, as applicable;
(ii)give any notice, order, instruction, or direction to the applicable Agents/Trustees reasonably necessary to give effect to the Restructuring Transactions;
(iii)negotiate in good faith and use reasonable efforts to execute and implement the Definitive Documents that are consistent with this Agreement to which it is required to be a party;
(iv)negotiate in good faith and use commercially reasonable efforts to execute, deliver, and perform its obligations under any other agreements reasonably necessary or desirable to effectuate and consummate the Restructuring Transactions as contemplated by this Agreement; and
(v)acknowledge that the Respiratory Business Asset Sale Transaction, the Transaction Documents (as defined in the Respiratory Business Asset Purchase Agreement) and all rights of setoff of Ventec thereunder “ride through” the Chapter 11 Cases unimpaired and without further action required of Ventec.
(b)Subject to Section 6.01 below, during the Agreement Effective Period, each Consenting Stakeholder agrees, severally and not jointly, in respect of all of its Company Claims/Interests, that it shall not directly or indirectly:
(i)object to, delay, impede, or take any other action to materially interfere with acceptance, implementation, or consummation of the Restructuring Transactions;
(ii)either itself or through any representatives or agents, solicit, initiate, negotiate, facilitate, propose, respond, File, support, or vote for any Alternative Restructuring Proposal from or with any Entity or propose, File, support, consent to, seek formal or informal credit committee approval of, or vote for any Alternative Restructuring Proposal (and shall immediately inform the Company Parties and the other Consenting Stakeholders of any notification of any Alternative Restructuring Proposal);
(iii)File any motion, pleading, or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereto) that, in whole or in part, is not materially consistent with this Agreement or the Plan;

(iv)initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to the Chapter 11 Cases, this Agreement, or the other Restructuring Transactions contemplated herein against the Company Parties or the other Parties other than to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement;
(v)exercise, or direct any other person to exercise, any right or remedy for the enforcement, collection, or recovery of any of Company Claims/Interests in a manner materially inconsistent with the terms of this Agreement;
(vi)object to, delay, impede, or take any other action to interfere with the Company Parties’ ownership and possession of their assets, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code; or
(vii)either itself or through any representatives or agents, allege or support any claim that any Transaction Documents (as defined in the Respiratory Business Asset Purchase Agreement) or any rights of setoff contained therein do not “ride through” the Chapter 11 Cases unimpaired and without further action required of Ventec.
5.02.Commitments with Respect to Chapter 11 Cases.
(a)Subject to Section 6.01 below, during the Agreement Effective Period, each Consenting Stakeholder that is entitled to vote to accept or reject the Plan pursuant to its terms agrees, severally and not jointly, that it shall, subject to receipt by such Consenting Stakeholder, whether before or after the commencement of the Chapter 11 Cases, of the Solicitation Materials:
(i)vote each of its Company Claims/Interests to accept the Plan by delivering its duly executed and completed ballot accepting the Plan on a timely basis following the commencement of the solicitation of the Plan and its actual receipt of the Solicitation Materials and the ballot and prior to the deadline for such delivery;
(ii)to the extent it is permitted to elect whether to opt out of the releases set forth in the Plan, elect not to opt out of such releases and (b) to the extent it is permitted to elect whether to opt in to the releases set forth in the Plan, elect to opt in to such releases, in each case by timely delivering its duly executed and completed ballot(s) indicating such election prior to the deadline for such delivery; and
(iii)not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote or election referred to in clauses (i) and (ii) above; provided, however, that such vote or election may be revoked or withdrawn (and, upon such revocation or withdrawal, deemed void ab initio) by such Consenting Stakeholder in accordance with Section 12.06 at any time if this Agreement is terminated with respect to such Consenting Stakeholder.
(b)Subject to Section 6.01 below, during the Agreement Effective Period, each Consenting Stakeholder, in respect of each of its Company Claims/Interests, will support, and will not directly or indirectly object to, delay, impede, or take any other action to interfere with any motion or other pleading or document Filed by a Company Party in the Bankruptcy Court that is consistent with this Agreement.
5.03.Backstop Commitments. Upon the terms and subject to the conditions hereof, the Backstop Parties shall provide their respective Backstop Commitment, in each case pursuant to and in accordance with this Agreement, the Restructuring Term Sheet, and the Backstop Commitment Agreement.

Section 6.Additional Provisions Regarding the Consenting Stakeholders’ Commitments.
6.01.Notwithstanding anything contained in this Agreement, nothing in this Agreement shall:
(a)be construed to prohibit or limit any Consenting Stakeholder from taking or directing any action relating to maintenance, protection or preservation of any collateral, provided that such action is not materially inconsistent with this Agreement and does not hinder, delay or prevent consummation of the Plan and the Restructuring Transactions;
(b)be construed to prohibit or limit any Consenting Stakeholder from appearing as a party in interest in any matter to be adjudicated concerning any matter arising in the Chapter 11 Case;
(c)affect the ability of any Consenting Stakeholder to consult with any other Consenting Stakeholder, the Company Parties, or any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee);
(d)impair or waive the rights of any Consenting Stakeholder to assert or raise any objection permitted under this Agreement or the Definitive Documents in connection with the Restructuring Transactions;
(e)prevent any Consenting Stakeholder from enforcing this Agreement or any Definitive Document, or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement or the Definitive Documents, or exercising its rights or remedies reserved herein or in the Definitive Documents, for the avoidance of doubt nothing in this Agreement shall prevent the ABL Consenting Lenders, and the ABL Consenting Lenders shall not be in breach of this Agreement, if the ABL Consenting Lenders exercise their rights and remedies set forth in the ABL Credit Agreement and related documents, the DIP Orders, and the ABL DIP Documents, as applicable;
(f)prevent any Consenting Stakeholder from taking any action which is required by applicable Law;
(g)require any Consenting Stakeholder to take any action which is prohibited by applicable Law or to waive or forego the benefit of any applicable legal professional privilege;
(h)unless provided for under this Agreement, incur any expenses, liabilities, or other obligations, or agree to any commitments, undertakings, concessions, indemnities, or other arrangements that could result in expenses, liabilities or other obligations;
(i)prevent any Consenting Stakeholder by reason of this Agreement or the Restructuring Transactions from making, seeking, or receiving any regulatory filings, notifications, consents, determinations, authorizations, permits, approvals, licenses or the like; or
(j)prohibit any Consenting Stakeholder from taking any action that is not materially inconsistent with this Agreement.
6.02.Notwithstanding anything else in this Agreement to the contrary, (i) each of the Consenting Unsecured Noteholders and Azurite agrees that it shall not purchase any of its Unsecured Note Claims or General Unsecured Claims without providing prior written notice by 5:00 p.m. (prevailing Eastern Time) on the immediate following business day to each of the other Consenting Unsecured Noteholders and Azurite summarizing the economic terms of such potential transaction and affording all of the other Consenting Unsecured Noteholders and

Azurite with a right of first refusal to purchase such Unsecured Note Claims and General Unsecured Claims on the same terms as it is contemplating purchasing such additional Unsecured Note Claims and (ii) the Consenting Secured Noteholders agree that they shall not purchase any General Unsecured Claims so long as this Agreement remains in effect. In the event that more than one Consenting Unsecured Noteholder or Azurite elect to exercise the right of first refusal set forth in the immediately preceding sentence, all of the Consenting Unsecured Noteholders and Azurite desiring to make such purchase shall each purchase a pro rata portion of that Unsecured Note Claim based on their respective Backstop Commitment Percentages.
Section 7.Commitments of the Company Parties.
7.01.Affirmative Commitments. Except as set forth in Section 8, during the Agreement Effective Period, the Company Parties agree to:
(a)support and take all steps reasonably necessary and desirable to implement and consummate the Restructuring Transactions in accordance with the terms, conditions and applicable deadlines set forth in this Agreement and the Definitive Documents, as applicable;
(b)support and take all steps reasonably necessary and desirable to facilitate solicitation of the Plan in accordance with this Agreement;
(c)comply with each Milestone;
(d)to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions contemplated herein, take all steps reasonably necessary and desirable to address any such impediment, including to negotiate in good faith appropriate additional or alternative provisions to address any such impediment including to negotiate in good faith appropriate additional or alternative provisions to address any such impediment, in each case, in a manner reasonably acceptable to Highbridge and the Required Consenting Unsecured Noteholders, and/or timely filing a formal objection to any motion, application or proceeding (i) seeking or approving an Alternative Restructuring Proposal, (ii) seeking relief that is inconsistent with this Agreement in any material respect, or would (or would reasonably be expected to) frustrate the purposes of this Agreement, (iii) seeking the entry of an order modifying or terminating any Company Party’s exclusive right to file and/or solicit acceptances of a plan of reorganization, (iv) challenging the amount, validity, allowance, character, enforceability or priority of any Company Claims/Interests of any of the Consenting Stakeholders, (v) challenging the validity, enforceability or perfection of any lien or other encumbrance securing any Company Claims/Interests of any of the Consenting Stakeholders, (vi) seeking standing to pursue claims or causes of action of the Company Parties against any Consenting Stakeholder, or (vii) objecting to or seeking to interfere with the DIP Term Facility or DIP ABL Facility;
(e)use commercially reasonable efforts to obtain, file, submit, or register any and all required regulatory and/or third-party approvals, filings, registrations or notices that are necessary or advisable for the implementation or consummation of the Restructuring Transactions and approval by the Bankruptcy Court of the Definitive Documents;
(f)negotiate in good faith and use commercially reasonable efforts to execute, deliver and perform its obligations under the Definitive Documents and any other agreements necessary or desirable to effectuate and consummate the Restructuring Transactions as contemplated by this Agreement;
(g)use commercially reasonable efforts to seek additional support for the Restructuring Transactions from their other material stakeholders and consult with Highbridge and the Consenting Unsecured Noteholders regarding the status and the material terms of any negotiations with any such stakeholders;
(h)provide to Highbridge and the Consenting Unsecured Noteholders drafts of all Definitive Documents that the Company Parties intend to File with the Bankruptcy Court and as soon as reasonably practicable, but in no event less than three (3) Business Days (or such shorter period as may be necessary in light of exigent circumstances) prior to such filing;
(i)provide to the Consenting ABL Lenders a reasonable opportunity to review drafts of Definitive Documents materially affecting the ABL Loans or the DIP ABL Facility that the Company Parties intend to File with the Bankruptcy Court related thereto, and to the extent reasonably practicable, provide a reasonable opportunity to counsel to any Consenting Stakeholders materially affected by such filing to review draft copies of other documents that the Company Parties intend to File with Bankruptcy Court, as applicable;
(j)upon reasonable request of Highbridge and the Required Consenting Unsecured Noteholders (which request may come from counsel thereto), inform counsel to such Party as to: (i) the status and progress of the Restructuring Transactions, including progress in relation to the negotiations of the Definitive Documents; (ii) the status of obtaining any necessary or desirable authorizations (including any consents) from each Consenting Stakeholder, any competent judicial body, governmental authority, banking, taxation, supervisory or regulatory body or any stock exchange, (iii) operational and financial performance matters (including liquidity), collateral matters, contract and lease matters, and the general status of ongoing operations and, in each of the foregoing clauses (i)-(iii), provide timely and reasonable responses to all reasonable diligence requests with respect to the foregoing, subject to any applicable restrictions and limitations set forth in any Confidentiality Agreements then in effect;
(k)inform the applicable counsel to each of the Consenting Stakeholders as soon as reasonably practicable, but no later than two (2) Business Days, after obtaining actual knowledge thereof: (i) any event or circumstance that has occurred, or that is reasonably likely to occur (and if it did so occur), that would permit any Party to terminate, or would result in the termination of, this Agreement; (ii) any matter or circumstance which they know to be a material impediment to the implementation or consummation of the Restructuring Transactions; (iii) any notice of any commencement of any material involuntary insolvency proceedings, legal suit for payment of debt or securement of security from or by any person in respect of the Company unless such notice is disclosed on the docket maintained in the Chapter 11 Cases within two (2) Business Days after obtaining actual knowledge thereof; (iv) a breach of this Agreement (including a breach by the Company Parties); (v) any representation or statement made or deemed to be made by the Company Parties under this Agreement which is or provides to have been materially incorrect or misleading in any respect when deemed to have been made; (vi) the initiation, institution or commencement of any material lawsuit, action or other proceeding by any person or entity (A) involving the Company Parties or any of their respective current or former officers, employees, managers, directors, members or equity holders (in their capacities as such) unless such notice is disclosed on the docket maintained in the Chapter 11 Cases within two (2) Business Days after obtaining actual knowledge thereof or (B) challenging the validity of the Restructuring Transactions or seeking to enjoin, restrain or prohibit this Agreement or the consummation of the Restructuring Transactions unless such notice is disclosed on the docket maintained in the Chapter 11 Cases within two (2) Business Days after obtaining actual knowledge thereof, (vii) the happening or existence of any fact, event or circumstance that shall have made any of the conditions precedent to any Company Party’s obligations set forth in (or to be set forth in) any of the Definitive Documents incapable of being satisfied, and (viii) the receipt of notice from any person or entity alleging that the consent of such person or entity is or may be required under any contract, agreement, permit, Law or otherwise in connection with the consummation of any part of the Restructuring Transactions, unless such notice is disclosed on the docket maintained in the Chapter 11 Cases within two (2) Business Days after obtaining actual knowledge thereof;
(l)use commercially reasonable efforts to maintain their good standing under the Laws of the state or other jurisdiction in which they are incorporated or organized;
(m)timely file a formal objection to any motion filed with the Bankruptcy Court (with respect to clause (iv), to the extent not informally resolved in connection with the objection deadline in connection therewith) by any person seeking the entry of an order (i) directing the appointment of a trustee or examiner (with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code), (ii) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (iii) dismissing the Chapter 11 Cases or (iv) for relief that (x) is inconsistent with this Agreement in any material respect or (y) would reasonably be expected to frustrate the purposes of this Agreement, including by preventing consummation of the Restructuring Transactions;
(n)use commercially reasonable efforts to (i) preserve intact in all material respects the current business operations of the Company Parties, keep available the services of their current officers and material employees and preserve in all material respects their relationships with customers, suppliers, distributors and others, (ii) maintain their respective books and records on a basis consistent with prior practice, (iii) maintain their physical assets, equipment, properties and facilities in their condition and repair as of the Agreement Effective Date, (iv) maintain all of their respective licenses and permits in full force and effect, (v) maintain all necessary insurance policies, or suitable replacements therefor, in full force and effect and (vi) otherwise operate their business in the ordinary course in compliance with applicable Law and this Agreement and the Definitive Documents;
(o)not seek application of the equitable doctrine of marshaling, section 506(c) of the Bankruptcy Code or section 552(b) of the Bankruptcy Code with respect to the DIP Term Facility, the Term Loans or the Secured Notes;
(p)negotiate in good faith the reasonable request of any Consenting Stakeholder any modifications to the Restructuring Transactions that improve the tax efficiency of the Restructuring Transactions or are otherwise necessary to address any legal, financial, or structural impediment that may prevent the consummation of the Restructuring Transactions, in each case to the extent such modifications can be implemented without any material adverse effect on such Company Party; and
(q)pay the Transaction Expenses as and when due; provided that, with respect to any Transaction Expenses with respect to Highbridge (including the advisors to Highbridge) that were due and payable as of the Agreement Effective Date and invoiced at least one (1) day prior to the Petition Date, the Company Parties shall pay any such Transaction Expenses not later than one (1) Business Day after the Effective Date (as such term is defined in the DIP Term Loan Credit Agreement); provided, further, that on and after the Plan Effective Date, so long as this Agreement has not been terminated prior to the Plan Effective Date as to all Parties, the Company Parties shall pay the Transaction Expenses as and when due without any requirement for Bankruptcy Court review or further Bankruptcy Court order;
7.02.Negative Commitments. Except as set forth in Section 8, during the Agreement Effective Period, each of the Company Parties shall not directly or indirectly:
(a)object to, delay, impede, or take any other action that is inconsistent with or would to frustrate or interfere with acceptance, approval, implementation, or consummation of the Restructuring Transactions or otherwise commence any proceeding opposing any of the terms of this Agreement or any of the other Definitive Documents;
(b)amend, terminate or modify the Definitive Documents, in whole or in part, in a manner that is not consistent in all respects with this Agreement;
(c)File any motion, pleading, or Definitive Documents with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement or the Plan;
(d)seek, solicit, support, encourage propose, consent to, vote for, or enter into any agreement regarding any Alternative Restructuring Proposal;
(e)Consummate or enter into a definitive agreement evidencing any merger, consolidation, disposition of material assets, acquisition of material assets, or similar transaction, pay any dividend, incur any indebtedness for borrowed money, in each case outside the ordinary course of business, in each case other than: (i) the Restructuring Transactions or (ii) with the prior consent of Highbridge and the Required Consenting Unsecured Noteholders;
(f)amend, terminate or modify any agreement, document, instrument, indenture or other writing evidencing any indebtedness or prepay, repay, redeem, defease, purchase, acquire, terminate, or discharge any such indebtedness without the consent of Highbridge and the Required Consenting Unsecured Noteholders;
(g)except to the extent required by this Agreement or otherwise required to consummate the Restructuring Transactions, make or change any tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended tax return, enter into any closing agreement, settle any tax claim or assessment, surrender any right to claim a tax refund, offset or other reduction in tax liability or consent to any extension or waiver of the limitation period applicable to any tax claim or assessment that would materially affect the Company Parties or Highbridge, in each case without the reasonable consent of Highbridge and the Required Consenting Unsecured Noteholders;
(h)(i) seek discovery in connection with, or prepare or commence an avoidance action or other legal proceeding that challenges, (A) the amount, validity, allowance, character, enforceability or priority of any Company Claims/Interests of any of the Consenting Stakeholders or (B) the validity, enforceability or perfection of any lien or other encumbrance securing any Company Claims/Interests of any of the Consenting Stakeholders or (ii) support any third party in connection with any of the acts described in clause (i) of this paragraph;
(i)allege or support any claim or Cause of Action that the Respiratory Business Asset Sale Transaction is not an arm’s length transaction or that the consideration provided by Ventec to Invacare in the Respiratory Business Asset Sale Agreement does not represent reasonably equivalent value for the assets sold pursuant thereto;
(j)allege or support any claim that (x) any Transaction Documents (as defined in the Respiratory Business Asset Purchase Agreement) or any rights of setoff contained therein do not “ride through” the Chapter 11 Cases unimpaired and without further action required of Ventec, or (y) that any Transaction Documents or any rights of setoff contained therein are barred by any injunction, release or otherwise;

Section 8.Additional Provisions Regarding Company Parties’ Commitments.
1.01.Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require a Company Party or the board of directors, board of managers, or similar governing body of a Company Party, after consulting with counsel, to take any action or to refrain from taking any action with respect to the Restructuring Transactions to the extent taking or failing to take such action would be inconsistent with applicable Law, inconsistent with its corporate benefit, inconsistent with its fiduciary obligations under applicable Law, or result in any criminal liability for the relevant person, and any such action or inaction pursuant to this Section 8.01 shall not be deemed to constitute a breach of this Agreement; provided, it is agreed that any such action that results in a termination of this Agreement in accordance with the terms hereof shall be subject to the provisions set forth in Section 12.06 hereof.
8.01.Notwithstanding anything to the contrary in this Agreement, each Company Party and its respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the right to: (a) receive, analyze, discuss, respond to, facilitate, and negotiate any unsolicited Alternative Restructuring Proposals received by any Company Party; (b) provide access to non-public information concerning any Company Party to any Entity or enter into Confidentiality Agreements or nondisclosure agreements with any Entity; (c) maintain or continue discussions or negotiations with respect to Alternative Restructuring Proposals; and (d) enter into or continue discussions or negotiations with holders of Company Claims/Interests (including any Consenting Stakeholder), any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee), or any other Entity regarding the Restructuring Transactions. If any Company Party receives an Alternative Restructuring Proposal, then such Company Party shall, within two (2) Business Days of receiving such proposal, provide counsel to each of Highbridge, the Noteholder Ad Hoc Group, and Azurite with a copy of each written proposal, including all annexes, ancillary terms, and other components of such proposal, or a reasonably detailed summary of each oral proposal, including the identity of the person or group of persons involved and reasonable updates as to the status and progress of such Alternative Restructuring Proposal and such Company Party shall respond promptly to reasonable information requests and questions from the advisors to Highbridge, the Noteholder Ad Hoc Group, or Azurite relating to such Alternative Restructuring Proposal.
8.02.Nothing in this Agreement shall: (a) impair or waive the rights of any Company Party to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; or (b) prevent any Company Party from enforcing this Agreement or any Definitive Document, or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement or the Definitive Documents, or exercising its rights or remedies reserved herein or in the Definitive Documents, so long as the Definitive Documents are in satisfaction of all requirements of this Agreement, including Section 3.02.
Section 9.Transfer of Interests and Securities.
9.01.During the Agreement Effective Period, no Consenting Stakeholder shall Transfer any ownership (including any beneficial ownership as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in any Company Claims/Interests to any affiliated or unaffiliated party, including any party in which it may hold a direct or indirect beneficial interest, unless:
(a)in the case of any Company Claims/Interests, the authorized transferee is either (1) a qualified institutional buyer as defined in Rule 144A under the Securities Act, (2) a non-U.S. person in an offshore transaction as defined under Regulation S under the Securities Act,

(3) an institutional accredited investor (as described in Rule 501(a)(1), (2), (3) or (7) under the Securities Act), or (4) a Consenting Stakeholder; and
(b)either (i) the transferee executes and delivers to counsel to the Company Parties, at or before the time of the proposed Transfer, a Transfer Agreement or (ii) the transferee is a Consenting Stakeholder and the transferee provides notice of such Transfer (including the amount and type of Company Claim or Interest Transferred) to counsel to the Company Parties at or before the time of the proposed Transfer.
9.02.Upon compliance with the requirements of Section 9.01, the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of the rights and obligations in respect of such transferred Company Claims/Interests. Any Transfer in violation of Section 9.01 shall be void ab initio.
9.03.This Agreement shall in no way be construed to preclude the Consenting Stakeholders from acquiring additional Company Claims/Interests; provided, however, that (a) such additional Company Claims/Interests shall automatically and immediately upon acquisition by a Consenting Stakeholder be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to counsel to the Company Parties or counsel to the Consenting Stakeholders) and (b) such Consenting Stakeholder must provide notice of such acquisition (including the amount and type of Company Claim/Interest acquired) to counsel to the Company Parties and counsel to the Consenting Stakeholders within five (5) Business Days of such acquisition.
9.04.This Section 9 shall not impose any obligation on any Company Party to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Stakeholder to Transfer any of its Company Claims/Interests. Notwithstanding anything to the contrary herein, to the extent a Company Party and another Party have entered into a Confidentiality Agreement, the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations otherwise arising under such Confidentiality Agreements.
9.05.Notwithstanding Section 9.01, a Qualified Marketmaker that acquires any Company Claims/Interests with the purpose and intent of acting as a Qualified Marketmaker for such Company Claims/Interests shall not be required to execute and deliver a Transfer Agreement in respect of such Company Claims/Interests if (i) such Qualified Marketmaker subsequently transfers such Company Claims/Interests (by purchase, sale assignment, participation, or otherwise) within five (5) Business Days of its acquisition to a transferee that is an Entity that is not an Affiliate, affiliated fund, or affiliated Entity with a common investment advisor; (ii) the transferee otherwise is a Permitted Transferee under Section 9.01; and (iii) the Transfer otherwise is a Permitted Transfer under Section 9.01. To the extent that a Consenting Stakeholder is acting in its capacity as a Qualified Marketmaker, it may Transfer (by purchase, sale, assignment, participation, or otherwise) any right, title or interests in Company Claims/Interests that the Qualified Marketmaker acquires from a holder of the Company Claims/Interests who is not a Consenting Stakeholder without the requirement that the transferee be a Permitted Transferee.
9.06.Notwithstanding anything to the contrary in this Section 9, the restrictions on Transfer set forth in this Section 9 shall not apply to the grant of any liens or encumbrances on any claims and interests in favor of a bank or broker-dealer holding custody of such claims and interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such claims and interests.

Section 10.Representations and Warranties of Consenting Stakeholders. Each Consenting Stakeholder severally, and not jointly, represents and warrants that, as of the date such Consenting Stakeholder executes and delivers this Agreement, a Joinder or a Transfer Agreement:
(a)it is the beneficial or record owner of the face amount of the Company Claims/Interests or is the nominee, investment manager, or advisor for beneficial holders of the Company Claims/Interests reflected in, and, having made reasonable inquiry, is not the beneficial or record owner of any Company Claims/Interests other than those reflected in, such Consenting Stakeholder’s signature page to this Agreement or a Transfer Agreement, as applicable (as may be updated pursuant to Section 9);
(b)it has the full power and authority to act on behalf of, vote and consent to matters concerning, such Company Claims/Interests;
(c)such Company Claims/Interests are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would adversely affect in any way such Consenting Stakeholder’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;
(d)it has the full power to vote, approve changes to, and transfer all of its Company Claims/Interests as contemplated by this Agreement subject to applicable Law;
(e)it has made no prior assignment, sale, participation, grant, conveyance or other Transfer of, and has not entered into any agreement to assign, sell, participate, grant, convey or otherwise Transfer, in whole or in part, any portion of its right, title, or interests in its Company Claims/Interests;
(f)it is a sophisticated party with respect to the subject matter of this Agreement and the transactions contemplated hereby;
(g)it (i) has access to adequate information regarding the terms of this Agreement to make an informed and knowledgeable decision with regard to entering into this Agreement and (ii) has such knowledge and experience in financial and business matters of this type that it is capable of evaluating the merits and risks of entering into this Agreement and of making an informed investment decision with respect hereto;
(h)in has not relied upon any other Party in deciding to enter into this Agreement and has instead made its own independent analysis and decision to enter into this Agreement; and
(i)solely with respect to holders of Company Claims/Interests, (i) it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) not a U.S. person (as defined in Regulation S of the Securities Act), or (C) an institutional accredited investor (as defined in the Rules), and (ii) any securities acquired by the Consenting Stakeholder in connection with the Restructuring Transactions will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act.
Section 11.Mutual Representations, Warranties, and Covenants. Each of the Parties, severally and not jointly, represents, warrants, and covenants to each other Party, as of the date such Party executes and delivers this Agreement, a Joinder or a Transfer Agreement:
(a)it is validly existing and in good standing under the Laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party,

enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;
(b)except as expressly provided in this Agreement, the Plan, and the Bankruptcy Code, no consent or approval is required by any other person or Entity in order for it to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement;
(c)the entry into and performance by it of, and the transactions contemplated by, this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its articles of association, memorandum of association or other constitutional documents;
(d)except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement; and
(e)except as expressly provided by this Agreement, it is not party to any restructuring or similar agreements or arrangements with the other Parties to this Agreement that have not been disclosed to all Parties to this Agreement.
Section 12.Termination Events.
12.01.Consenting Stakeholder Termination Events. This Agreement may be terminated (a) with respect to the Consenting Term Loan Lender, by the Consenting Term Loan Lender, (b) with respect to the Consenting ABL Lenders, by the Required Consenting ABL Lenders; (c) with respect to the Consenting Secured Noteholders, by the Consenting Secured Noteholders; and (d) with respect to the Consenting Unsecured Noteholders, by the Required Consenting Unsecured Noteholders, in each case, by the delivery to the Company Parties of a written notice in accordance with Section 15.10 hereof upon the occurrence and/or continuation of the following events:
(a)the breach in any material respect by a Company Party of any of the representations, warranties, or covenants of the Company Parties set forth in this Agreement that (i) is materially adverse to the Consenting Stakeholders seeking termination pursuant to this provision and (ii) remains uncured for five (5) Business Days after such terminating Consenting Stakeholders transmit a written notice in accordance with Section 15.10 hereof detailing such breach;
(b)the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) would reasonably be expected to prevent the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for ten (10) Business Days after delivery of a written notice to the Company in accordance with Section 15.10 hereof detailing any such issuance; provided, that this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;
(c)the Bankruptcy Court (i) enters an order denying confirmation of the Plan, (ii) enters the Confirmation Order in a form not acceptable to Highbridge and the Required Consenting Unsecured Noteholders and does not enter a revised Confirmation Order reasonably acceptable to Highbridge and the Required Consenting Unsecured Noteholders in the event the Confirmation Order is reversed or vacated, within five (5) Business Days, (iii) does not enter a revised Confirmation Order reasonably acceptable to Highbridge and the Required Consenting Unsecured Noteholders in the event the Confirmation Order is reversed or vacated, within five (5) Business Days of such reversal or vacation, or (iv) grants relief that is inconsistent in any material respect with this Agreement, the Definitive Documents or the Restructuring Transactions, and such inconsistent relief is not dismissed, vacated or modified to be consistent with this Agreement and the Restructuring Transactions within five (5) Business Days following written notice thereof to the Company Parties by the terminating Consenting Stakeholder;
(d)the entry of an order by the Bankruptcy Court, or the Filing of a motion or application by any Company Party seeking an order (without the prior written consent of the Required Consenting Stakeholders), (i) converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code, (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases of a Company Party, or (iii) rejecting this Agreement;
(e)a Company Party (i) withdraws or revokes the Plan or publicly announces its intention to withdraw the Plan, (ii) files, proposes or otherwise supports or approves an Alternative Restructuring Proposal or enters into a definitive agreement with respect to an Alternative Restructuring Proposal or (iii) files, proposes or otherwise supports or approves any amendment or modification to the Definitive Documents containing any terms that are materially inconsistent with the implementation of, and the terms of, this Agreement without the prior written consent of the terminating Consenting Stakeholder which remains uncured (to the extent curable) for five (5) Business Days after such terminating Consenting Stakeholders transmit a written notice in accordance with Section 15.10 detailing any such breach;
(f)the Milestones have not been achieved, extended or waived in accordance with this Agreement; provided that, for the avoidance of doubt, no Party may terminate this Agreement on account of failure to satisfy a Milestone to the extent that such failure is primarily caused by or primarily resulting from such Party’s own action (or failure to act) in breach of the terms of this Agreement;
(g)the Bankruptcy Court enters an order terminating any Company Party’s exclusive right to file and/or solicit acceptances of a plan of reorganization;
(h)any of the Company Parties consummates or enters into a definitive agreement evidencing any merger, consolidation, disposition of material assets, acquisition of material assets, or similar transaction, pays any dividend, or incurs any indebtedness for borrowed money, in each case outside the ordinary course of business, in each case other than: (i) the Restructuring Transactions or (ii) with the prior consent of Highbridge and the Required Consenting Unsecured Noteholders;
(i)any of the Company Parties enters into an executory contract or lease involving consideration of more than $10 million, any key employee incentive plan or key employee retention plan, any new or amended agreement regarding executive compensation, or other compensation arrangement, in each case, outside of the ordinary course of business, in each case other than with the prior consent (such consent not to be unreasonably withheld, conditioned, or delayed) of Highbridge and the Required Consenting Unsecured Noteholders;
(j)the filing by any Company Party of any Definitive Document, amendments, modifications or supplements thereto, motion or pleading with the Bankruptcy Court that is not consistent in all material respects with this Agreement, and such filing is not withdrawn (or, in the case of a motion that has already been approved by an order of the Bankruptcy Court at the time the Company Parties are provided with such notice, such order is not stayed, reversed or vacated) within five (5) Business Days following written notice thereof to the Company Parties by Highbridge or the Required Consenting Unsecured Noteholders;
(k)any of the Company Parties (i) files any motion seeking to avoid, disallow, subordinate, or recharacterize any DIP ABL Claim, DIP Term Claim, Term Loan Claim, ABL Claim, Secured Notes Claim or Convertible Notes Claim held by any Consenting Stakeholder or (ii) supports any application, adversary proceeding or Cause of Action referred to in the immediately preceding clause (i) filed by a third party, or consents to the standing of any such third party to bring such application, adversary proceeding or Cause of Action;
(l)other than the Chapter 11 Cases or a voluntary chapter 11 filing under the Bankruptcy Code by Company Parties formed or otherwise based in North America, if any Company Party: (i) voluntarily commences any case or files any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, receivership, reorganization (by way of voluntary administration, deed of company arrangement or otherwise) or other relief under any federal, state or foreign bankruptcy, insolvency, arrangement, scheme of arrangement, administrative receivership or similar law now or hereafter in effect, except as contemplated by this Agreement, (ii) consents to the institution of, or fails to contest in a timely and appropriate manner, any involuntary proceeding or petition described in the preceding subsection (i), (iii) applies for or consents to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official with respect to any Company Party or for a substantial part of such Company Party’s assets, (iv) makes a general assignment or arrangement for the benefit of creditors, or (v) takes any corporate action for the purpose of authorizing any of the foregoing;
(m)the Bankruptcy Court grants relief terminating, annulling or modifying the automatic stay (as set forth in Section 362 of the Bankruptcy Code) with regard to any assets of the Debtors having an aggregate fair market value in excess of $25 million without the written consent of Highbridge and the Required Consenting Unsecured Noteholders; or
(n)the termination of this Agreement as to the (i) Consenting Term Loan Lender, (ii) the Consenting Secured Noteholders or (iii) the Consenting Unsecured Noteholders, if such termination results in the Consenting Unsecured Noteholders party to this agreement holding less than 66.67% of the Convertible Notes.
12.02.Company Party Termination Events.  Any Company Party may terminate this Agreement as to all Parties upon prior written notice to all Parties in accordance with Section 15.10 hereof upon the occurrence of any of the following events:
(a)the breach in any material respect by one or more Consenting Stakeholders of any provision set forth in this Agreement (i) that is materially adverse to the Company Parties and (ii) that remains uncured for a period of ten (10) Business Days after the receipt by such Consenting Stakeholder of notice of such breach; provided that the Company Parties shall only have the right to terminate this Agreement as to such breaching Consenting Stakeholder pursuant to this paragraph, and shall not have the right to terminate this Agreement as to all Parties pursuant to this paragraph;
(b)the breach in any material respect by Highbridge of any provision set forth in this Agreement (i) that is materially adverse to the Company Parties and (ii) that remains uncured for a period of fifteen (15) Business Days after the receipt by Highbridge of notice of such breach;
(c)the breach in any material respect by or one or more of the Consenting Unsecured Noteholders holding an amount of Convertible Notes that would result in non-breaching Consenting Unsecured Noteholders holding less than two-thirds (66.67%) of the aggregate outstanding principal amount of the Convertible Notes of any provision set forth in this Agreement (i) that is materially adverse to the Company Parties and (ii) that remains uncured for a period of fifteen (15) Business Days after the receipt by the applicable Consenting Unsecured Noteholders of notice of such breach; provided that the Company Parties shall only have the right to terminate this Agreement as to the Consenting Unsecured Noteholders pursuant to this paragraph, and shall not have the right to terminate this Agreement as to all Parties pursuant to this paragraph;
(d)the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for ten (10) Business Days after such terminating Company Party transmits a written notice in accordance with Section 13.10 hereof detailing any such issuance; provided, that this termination right shall not apply to or be exercised by any Company Party that sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement;
(e)the Bankruptcy Court enters an order denying confirmation of the Plan; or
(f)the termination of this Agreement as to the (i) Consenting Term Loan Lender or (ii) the Consenting Secured Noteholders.
12.03.Highbridge Termination Events. This Agreement may also be terminated with respect to Highbridge, by Highbridge, by the delivery to the Company Parties of a written notice in accordance with Section 15.10 hereof upon the occurrence and/or continuation of the following events:
(a)(i) a Default or Event of Default (as each is defined in the DIP Term Loan Facility) has occurred and is continuing and has not been waived or timely cured in accordance with the DIP Term Loan Facility, (ii) any DIP Order is entered in a form not acceptable to Highbridge, and (iii) any DIP Order is reversed, stayed, dismissed, vacated, reconsidered, modified or amended in a manner that is not approved by Highbridge.
(b)the Bankruptcy Court enters an order (or the Company Parties seek an order) invalidating, disallowing, subordinating, recharacterizing, or limiting, as applicable, any of the Company Claims/Interests of Highbridge, the liens securing the Company Claims/Interests of Highbridge, the DIP Term Facility or the liens securing the DIP Term Facility, or any official committee or other person obtains standing to pursue any Challenge (as defined in the DIP Orders); or
(c)the Company Parties fail to pay the Transaction Expenses as and when due, including pursuant to Section 7.01(q); provided that payment of the Transaction Expenses of the Noteholder Ad Hoc Group shall be subject to the occurrence of the earlier of (x) approval of such Backstop Commitment Agreement by the Bankruptcy Court and (y) the Plan Effective Date.
(d)In the event that Highbridge has the right to terminate this Agreement pursuant to this Section 12, Highbridge may, at its sole discretion, provide notice to the Company Parties of its election not to terminate this Agreement and forbear from exercising remedies under and pursuant to the DIP Orders and/or DIP Credit Agreement solely with respect to the event or occurrence that gave rise to such termination right (and only if, and solely to the extent that, the exercise of such remedies would prevent the Company Parties from commencing and implementing the marketing and sale process described in this paragraph in a manner acceptable to Highbridge), notwithstanding such termination right (the occurrence of such election, a “Sale Toggle Event”). Upon the occurrence of a Sale Toggle Event, (i) the Company Parties and Highbridge shall negotiate in good faith modifications to this Agreement as mutually agreed by the Company Parties and Highbridge, (ii) the Company Parties shall promptly commence a marketing process for a sale of all or substantially all of the Debtors’ (and if applicable other Company Parties’) assets or equity interests pursuant to section 363 of the Bankruptcy Code or the Plan, including pursuant to a credit bid under section 363(k) of the Bankruptcy Code, on terms acceptable to Highbridge and (iii) the Milestones set forth in Section 4 shall be automatically replaced in their entirely with a Milestone for the Bankruptcy Court to, no later than sixty (60) days after the occurrence of the Sale Toggle Event (or such later date extended in writing by Highbridge, with email from counsel being sufficient), enter the Sale Order in form and substance acceptable to Highbridge.
12.04.Mutual Termination.  This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among all of the following: (a) the Required Consenting Stakeholders and (b) each Company Party.
12.05.Automatic Termination.  This Agreement shall terminate automatically without any further required action or notice upon the earlier of:
(a)the board of directors, board of managers, or such similar governing body of any Company Party determines in good faith, based on advice of counsel that proceeding with any of the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties under applicable Law;
(b)the Company Parties (i) notify the Consenting Stakeholders pursuant to Section 8.02 and/or make a public announcement that they intend to pursue an Alternative Restructuring Proposal or (ii) enter into a definitive agreement with respect to an Alternative Restructuring Proposal;
(c)the Plan Effective Date; or
(d)on the date that is 240 days after the Petition Date.
12.06.Effect of Termination.  Upon the occurrence of a Termination Date as to a Party (subject to any Sale Toggle Event), this Agreement shall be of no further force and effect as to such Party and each Party subject to such termination shall, except as otherwise expressly provided in this Agreement or the Definitive Documents, be released from its liabilities, obligations, commitments, undertakings, and agreements under or related to this Agreement, shall have no further rights, benefits or privileges hereunder, and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and no such rights or remedies shall be deemed waived pursuant to a claim of laches or estoppel, and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims or Causes of Action.  Upon the occurrence of a Termination Date prior to the Confirmation Order being entered by a Bankruptcy Court, any and all consents or ballots tendered by the Parties subject to such termination before a Termination Date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions and this Agreement or otherwise; provided, however, (i) any Consenting Stakeholder withdrawing or changing its vote pursuant to this Section 12.06 shall promptly provide written notice of such withdrawal or change to each other Party to this Agreement and, if such withdrawal or change occurs on or after the Petition Date, File notice of such withdrawal or change with the Bankruptcy Court and (ii) the Company Parties shall consent to any attempt by such Consenting Stakeholder to change or withdraw (or cause to change or withdraw) such vote at such time. Nothing in this Agreement shall be construed as prohibiting a Company Party or any of the Consenting Stakeholders from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement or the Definitive Documents, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of any Company Party or the ability of any Company Party to protect and reserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Consenting Stakeholder, and (b) any right of any Consenting Stakeholder, or the ability of any Consenting Stakeholder, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Company Party or Consenting Stakeholder. No purported termination of this Agreement shall be effective under this Section 12.06 or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement, except a termination pursuant to Section 12.02(d). Nothing in this Section 12.06 shall restrict any Company Party’s right to terminate this Agreement in accordance with Section 12.02(d).
Section 13.Amendments and Waivers.
(a)This Agreement may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 13.
(b)This Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, in a writing signed by: (a) each Company Party and (b) the Required Consenting Stakeholders; provided, however, that (i) any modification or amendment to this Section 13 shall require the written consent of each Party, (ii) with respect to any modification, amendment, waiver or supplement that materially, adversely and disproportionately affects the rights of or proposed treatment of any Consenting Stakeholder (in its capacity as such) or any other party that becomes a Party to this Agreement, the written consent of such affected Consenting Stakeholder or other Party shall be required, (iii) in the event of a Sale Toggle Event, this Agreement may be modified, amended, or supplemented by each Company Party and Highbridge, and (iv) any modification or amendment of Section 12.05 shall require the consent of the Required Consenting Stakeholders and Azurite.
(c)Any proposed modification, amendment, waiver or supplement that does not comply with this Section 13 shall be ineffective and void ab initio.
(d)The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.
Section 14.DIP Commitments
14.01.Term DIP Commitment. Each Consenting Term Loan Lender party hereto commits, severally and not jointly, to provide the portion of the DIP Term Loan Facility set forth opposite such Consenting Term Loan Lender’s name on Schedule 1 hereto on the terms and conditions set forth in the DIP Term Loan Credit Agreement and otherwise subject to the Definitive Documents. The Consenting Term Loan Lenders may participate in the DIP Term Loan Facility on behalf of some or all accounts and funds managed by such Consenting Term Loan Lender and some or all accounts and funds managed by the investment manager, or any affiliate of the investment manager, of such Consenting Term Loan Lender, and may allocate its participation in the DIP Term Loan Facility among such funds in its sole discretion.
14.02.ABL DIP Commitment. Each Consenting ABL Lender party hereto commits, severally and not jointly, to provide the portion of the DIP ABL Facility set forth opposite such Consenting ABL Lender’s name on Schedule 1 hereto on the terms and conditions set forth in the DIP ABL Credit Agreement and otherwise subject to the Definitive Documents. The Consenting ABL Lenders may participate in the DIP ABL Facility on behalf of some or all accounts and funds managed by such Consenting ABL Lender and some or all accounts and funds managed by the investment manager, or any affiliate of the investment manager, of such Consenting ABL Lender, and may allocate its participation in the DIP ABL Facility among such funds in its sole discretion.
Section 15.Miscellaneous
15.01.Acknowledgement. Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise.  Any such offer or solicitation will be made only in compliance with all applicable securities Laws, provisions of the Bankruptcy Code, and/or other applicable Law.
15.02.Exhibits Incorporated by Reference; Conflicts. Each of the exhibits, annexes, signature pages, and schedules attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules. In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules hereto) and the exhibits, annexes, and schedules hereto, this Agreement (without reference to the exhibits, annexes, and schedules thereto) shall govern.
15.03.Further Assurances.  Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring Transactions, as applicable.
15.04.Complete Agreement.  Except as otherwise explicitly provided herein, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the Parties with respect thereto, other than any Confidentiality Agreement.
15.05.GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM.  THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.  Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Bankruptcy Court, and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; and (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party hereto.
15.06.TRIAL BY JURY WAIVER. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING

ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
15.07.Execution of Agreement.  This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.  Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party. The Parties understand that the Consenting ABL Lenders are engaged in a wide range of financial services and businesses. In furtherance of the foregoing, the Parties acknowledge and agree that, to the extent a Consenting ABL Lender expressly indicates on its signature page hereto that it is executing this Agreement on behalf of specific trading desk(s) and/or business group(s) of the Consenting ABL Lender, the obligations set forth in this Agreement shall only apply to such trading desk(s) and/or business group(s) and shall not apply to any other trading desk or business group of the Consenting ABL Lender so long as they are not acting at the direction or for the benefit of such Consenting ABL Lender or such Consenting ABL Lender’s investment in the Company Parties; provided, that the foregoing shall not diminish or otherwise affect the obligations and liability therefor of any legal entity that (i) executes this Agreement or (ii) on whose behalf this Agreement is executed by a Consenting ABL Lender.
15.08.Rules of Construction.  This Agreement is the product of negotiations among the Company Parties and the Consenting Stakeholders, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Company Parties and the Consenting Stakeholders were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.
15.09.Successors and Assigns; Third Parties.  This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third-party beneficiaries under this Agreement, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or Entity.
15.10.Notices.  All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):
(a)if to a Company Party, to:
Invacare Corporation
One Invacare Way
Elyria, Ohio 44035
Attention: Anthony LaPlaca, General Counsel and
Chief Administrative Officer
E-mail address: ALaPlaca@invacare.com
with copies to:
Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, IL 60654
Attention: Ryan Blaine Bennett

     Yusuf Salloum
E-mail address: rbennett@kirkland.com
         yusuf.salloum@kirkland.com
and
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention: Erica D. Clark
E-mail address: erica.clark@kirkland.com

and

McDonald Hopkins LLC
600 Superior Avenue, East
Suite 2100
Cleveland, Ohio 44114
Attention: Shawn Riley
     David Agay
E-mail address: sriley@mcdonaldhopkins.com
         dagay@mcdonaldhopkins.com
(b)if to the Consenting Term Loan Lender or a Consenting Secured Noteholder, to:
Highbridge Capital Management, LLC
277 Park Avenue
New York, NY 10172
Attn: Damon Meyer
Jonathan Segal
Ian Scime
Jason Hempel
E-mail address: damon.meyer@highbridge.com;
         jonathan.segal@highbridge.com;
         ian.scime@highbridge.com;
         jason.hempel@highbridge.com

and

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attn: Damian Schaible
Kenneth Steinberg
Jonah Peppiatt

E-mail address: damian.schaible@davispolk.com
         kenneth.steinberg@davispolk.com
         jonah.peppiatt@davispolk.com

(c)if to the Noteholder Ad Hoc Group, to:

Brown Rudnick LLP
Seven Times Square
New York, NY 10036
Attn: Robert J. Stark
Bennett S. Silverberg
E-mail address: RStark@brownrudnick.com
         BSilverberg@brownrudnick.com

(d)if to a Consenting ABL Lender, to:
Blank Rome LLP
One Logan Square
130 North 18th Street
Philadelphia, Pennsylvania 19103
Attn: Regina Stango Kelbon
Ira L. Herman
E-mail address: regina.kelbon@blankrome.com
         ira.herman@blankrome.com

(e)if to Azurite, to:
Azurite Management LLC
25101 Chagrin Blvd 300
Beachwood Ohio 44122
Attn: Steven H Rosen

and
        Latham & Watkins LLP
        1271 Avenue of the Americas
        New York, NY 10020
        Attn: George A Davis
         Adam J. Goldberg
        E-mail address: george.davis@lw.com;
                 adam.goldberg@lw.com

Any notice given by delivery, mail, or courier shall be effective when received.
15.11.Independent Due Diligence and Decision Making. Each Consenting Stakeholder hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company Parties.
15.12.Enforceability of Agreement. Each of the Parties to the extent enforceable waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required.
15.13.Waiver. If the Restructuring Transactions are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights.

Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.
15.14.Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.
15.15.Several, Not Joint, Claims. Except where otherwise specified, the agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.
15.16.Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.
15.17.Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.
15.18.Capacities of Consenting Stakeholders. Each Consenting Stakeholder has entered into this Agreement on account of all Company Claims/Interests that it holds (directly or through discretionary accounts that it manages or advises).
15.19.Survival. Notwithstanding (i) any Transfer of any Company Claims/Interests in accordance with this Agreement or (ii) the termination of this Agreement in accordance with its terms, the agreements and obligations of the applicable Parties in the Confidentiality Agreements, in Section 7.01(q) and in Section 12.06 shall survive such Transfer and/or termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof and thereof. For the avoidance of doubt, the Parties acknowledge and agree that if this Agreement is terminated, any and all releases set forth in the Plan shall remain in full force and effect.
15.20.Email Consents. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, pursuant to Section 3.02, Section 13, or otherwise, including a written approval by the Company Parties or the applicable Required Consenting Stakeholders, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.
15.21.Accession. After the date hereof, additional subsidiaries and affiliates of Invacare Corporation may become Company Parties by agreeing in writing to be bound by the terms of this Agreement by executing a counterpart signature page to this Agreement and delivering such signature page in accordance with Section 15.07 of this Agreement.

15.22.The Company Parties shall submit drafts to counsel to Highbridge of any press releases and public documents that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement prior to making any such disclosure, and shall afford them a reasonable opportunity under the circumstances to comment on such documents and disclosures and shall incorporate any such reasonable comments in good faith. Except as required by Law, no Party or its advisors shall (a) use the name of any Consenting Stakeholders in any public manner (including in any press release) with respect to this Agreement, the Restructuring Transactions or any of the Definitive Documents or (b) disclose to any Entity (including, for the avoidance of doubt, any other Consenting Stakeholder), other than advisors to the Company Parties, (i) the principal amount or percentage of any Company Claims/Interests held by any Consenting Stakeholders without such Consenting Stakeholder’s prior written consent (it being understood and agreed that each Consenting Stakeholder’s signature page to this Agreement shall be redacted to remove the name of such Consenting Stakeholder and the amount and/or percentage of Company Claims/Interests held by such Consenting Stakeholder to the extent this Agreement is filed on the docket maintained in the Chapter 11 Cases or otherwise made publicly available); provided, however, that (x) if such disclosure is required by Law, the disclosing Party shall afford the relevant Consenting Stakeholder a reasonable opportunity to review and comment in advance of such disclosure and the Company Parties shall take all reasonable measures to limit such disclosure and (y) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of Company Claims/Interests held by the Consenting Stakeholders of the same class, collectively. Notwithstanding the provisions in this Section 15.21, (1) any Party may disclose the identities of the other Parties in any action to enforce this Agreement or in any action for damages as a result of any breaches hereof, and (2) any Party may disclose, to the extent expressly consented to in writing in advance by a Consenting Stakeholder, such Consenting Stakeholder’s identity and individual holdings.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

[Company Parties’ Signature Pages Intentionally Excluded]

[Consenting Stakeholder Signature Pages Intentionally Excluded]

EXHIBIT A

Company Parties
Debtor Entities
1.Invacare Corporation (Ohio)
2.Adaptive Switch Laboratories, Inc. (Texas)
3.Freedom Designs, Inc. (California)

Guarantor/Obligor Subsidiaries
1.Carroll Healthcare General Partner, Inc. (Ontario, Canada)
2.Carroll Healthcare Inc. (Ontario, Canada)
3.Invacare A/S (Denmark)
4.Invacare AS (Norway)
5.Invacare Australia Pty. Ltd.(Australia)
6.Invacare B.V. (Netherlands)
7.Invacare Canada General Partner Inc. (Canada)
8.Invacare Canada L.P. (Ontario, Canada)
9.Invacare Credit Corporation (Ohio)
10.Invacare France Operations SAS (France)
11.Invacare Holding AS (Norway)
12.Invacare Holdings C.V. (Netherlands)
13.Invacare Holdings, LLC (Ohio)
14.Invacare Holdings S.a.r.l. (Luxembourg)
15.Invacare Holdings Two B.V. (Netherlands)
16.Invacare Holdings Two S.a.r.l. (Luxembourg)
17.Invacare Limited (UK)
18.Invacare New Zealand (New Zealand)

19.Invacare Poirier SAS (France)
20.Invacare UK Operations Limited (UK)
21.Invamex Holdings LLC (Delaware)
22.Medbloc, Inc. (Delaware)
23.Motion Concepts L.P. (Ontario, Canada)
24.Perpetual Motion Enterprises Limited (Ontario, Canada)

EXHIBIT B

Restructuring Term Sheet

EXHIBIT C

Backstop Commitment Agreement

EXHIBIT D

Form of DIP ABL Credit Agreement
[Intentionally Excluded]

EXHIBIT E

Form of DIP Term Loan Credit Agreement
[Intentionally Excluded]

EXHIBIT F

Provision for Transfer Agreement
The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of __________ (the “Agreement”),2 by and among Invacare Corporation and its affiliates and subsidiaries bound thereto and the Consenting Stakeholders, including the transferor to the Transferee of any Company Claims/Interests (each such transferor, a “Transferor”), and agrees to be bound by the terms and conditions thereof to the extent the Transferor was thereby bound, and shall be deemed a “Consenting Stakeholder” and a [“Consenting [__] Lender”] [“Consenting [__] Noteholder”] under the terms of the Agreement.
The Transferee specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of the Transfer, including the agreement to be bound by the vote of the Transferor if such vote was cast before the effectiveness of the Transfer discussed herein.
Date Executed:
______________________________________
Name:
Title:
Address:
E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
[___] Notes
[___] Term Loan
Interests

2     Capitalized terms used but not otherwise defined herein shall having the meaning ascribed to such terms in the Agreement.